SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                        _________________


                           FORM 8-K/A
                        AMENDMENT NO. 1

                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                        _________________


                  Date of Report: June 26, 2003
                (Date of earliest event reported)


                       TEMPLE-INLAND INC.
     (Exact Name of Registrant as Specified in its Charter)

      Delaware             001-08634             75-1903917
  (State or Other         (Commission           (IRS Employer
    Jurisdiction          File Number)       Identification No.)
 of Incorporation)



        1300 South MoPac Expressway, Austin, Texas 78746
            (Address of Principal Executive Offices)


                         (512) 434-5800
      (Registrant's telephone number, including area code)



                         Not Applicable
  (Former Name or Former Address, if Changed Since Last Report)



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                         EXPLANATORY NOTE

     This amendment to the current report on Form 8-K dated
June 26, 2003, of Temple-Inland Inc. ("the Company") is being filed to correct the estimated per share amount included in
Item 5 and in the text of the exhibit.

Item 5.        Other Events.

     The Internal Revenue Service ("IRS") recently concluded its examination of Temple-Inland Inc.'s (the "Company") tax returns through 1996 including matters related to the Company's net operating losses and minimum tax credit carryforwards, which resulted from certain deductions following the Company's 1988 acquisition of Guaranty Bank and for which no financial
accounting benefit had been recognized.   In addition, the
Company resolved certain state tax refund claims for the years
1991 through 1994.

     As a result, valuation allowances and tax accruals previously provided for these matters are no longer required. Accordingly, the Company will record a second quarter 2003 one-time tax benefit of approximately $165 million, or approximately $3.05 per diluted share. Of this one-time benefit, approximately $25 million represents expected cash refunds of previously paid taxes plus related interest. The remainder is a non-cash benefit.

     On June 26, 2003, the Company issued a press release announcing the conclusion of these income tax matters. A copy of the press release is furnished as exhibit 99.1 of this report.

Item 7.  Exhibits.

     (c)  Exhibits.

     99.1 Press release issued by the Company on June 26, 2003, announcing the conclusion of certain income tax matters.

                            SIGNATURE

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              TEMPLE-INLAND INC.


Date: June 26, 2003                By:  /s/ Louis R. Brill
                                      --------------------------
                                   Name:  Louis R. Brill
                                   Title: Vice President and
                                   Chief Accounting Officer

                          EXHIBIT INDEX

Exhibit   Description                                      Page
-------   -----------                                      ----

99.1      Press release issued by the Company on June 26,     5
          2003, announcing the conclusion of certain income tax matters.